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                                                                    Exhibit 99.1

[ESS LOGO]                                              NEWS

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.                                   Rebecca Mack
Investor Relations                                     Bergman Mack & Associates
(510) 492-1161                                         (949) 981-4496

                ESS TECHNOLOGY ACQUIRES PICTOS TECHNOLOGIES, INC.

    ACQUISITION EXPANDS ESS's DIGITAL CONSUMER PRODUCT OFFERINGS WITH DIGITAL
                    CAMERA AND CAMERA PHONE IMAGING SOLUTIONS

         FREMONT, CALIF., JUNE 9, 2003--ESS Technology (Nasdaq: ESST), a leading supplier of silicon solutions for digital video and audio consumer electronics today announced that it has acquired Pictos Technologies Inc. for $27 million in cash. Pictos Technologies, based in Newport Beach, Calif., is a privately held company that designs, manufactures and markets digital imaging semiconductor products. The acquisition expands ESS's product lines in the digital consumer electronics market with advanced CMOS sensor and image processor solutions for digital still cameras and cellular camera phones.

         Pictos Technologies was created in July 2002 when Conexant Systems, Inc spun off its digital imaging semiconductor business and merged it with Zing Networks, an early leader in advanced imaging and connectivity software. Pictos develops and supplies image processors, CMOS image sensors, camera modules and embedded software. Current Pictos consumer products include one of the world's smallest VGA color sensors, CMOS imaging sensors and modules, as well as the fastest click-to-click, high performance low power image processors that

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support multiple digital output formats. These product lines cover a wide range of digital still camera and cellular camera phone products.

         Cellular camera phones are the fastest growing market segment in consumer products, with an expected volume of 35 million units this year, and 140 million units forecast in 2006. Digital still cameras also present an attractive market opportunity with 40 million units forecasted for 2006. Pictos' CMOS sensor and image processor products are well positioned to address both of these exciting markets.

         Robert Blair, president and chief executive officer of ESS Technology commented, "We are excited by the opportunities created for ESS by this acquisition. Pictos Technologies has a talented team of employees and exceptional imaging technology for CMOS sensors, image processors, and advanced camera products that complement ESS's current consumer digital entertainment offerings. This acquisition expands ESS's digital consumer product lines with advanced technology imaging solutions targeted for the fast growing consumer digital imaging markets."

         "We believe that combining ESS's strong manufacturing and proven marketing abilities with Pictos's advanced camera products should enable ESS to become a significant player in this large and rapidly growing new market," Mr. Blair concluded.

         Patrick Henry, president and chief executive officer of Pictos Technologies said, "We are very excited to be joining the ESS family. ESS has a proven track record of providing leading-edge silicon and system solutions to a variety of high volume digital consumer markets. ESS also has well-established market channels and the customer relationships necessary to take Pictos to the next level of growth. By combining Pictos's leading technology and established market presence with ESS's strong resources and organizational knowledge of what it takes to win in high volume consumer electionics markets, ESS will be positioned to grow market share and develop new cost effective products for the emerging digital imaging markets."

         Fred Chan, chairman of ESS Technology said, "ESS's long term strategy is to introduce new products and solutions targeted for the consumer digital entertainment market. Today ESS is the market leader in digital video solutions and this acquisition expands ESS into the growing digital camera market with the addition of a complementary product portfolio. This is an important acquisition that will help ESS continue to execute our vision of providing complete solutions for the consumer digital entertainment market."

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ANALYSTS CONFERENCE CALL

         ESS management will hold a conference call on Monday June 16 to discuss this acquisition and its expected effects on ESS in the future. This call will be held at 5:00 PM EDT (2:00 PM PDT) and can be accessed from the ESS website (www.esstech.com) or by calling 888-328-2936.

ABOUT ESS TECHNOLOGY

         ESS Technology, Inc., is a leading supplier of high-performance feature-rich chips, applications and solutions for digital entertainment markets. ESS provides advanced products that enable the emergence of digital home systems that deliver and manage entertainment and information in the home.

         ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology's common stock is traded on the Nasdaq National Market under the symbol "ESST". ESS Technology's web site address is: http://www.esstech.com.

         The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, the timely availability and acceptance of ESS's new products, the dependence on continued growth in demand for consumer multimedia products, the uncertainty of the outcome of any litigation proceedings, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

         All trademarks mentioned in this news release are owned by their respective holders and are used in this news release for identification purposes only.

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